Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 18 - 2013

March 25, 2013
FOR IMMEDIATE RELEASE

AURIZON REPORTS ACCIDENT AT CASA BERARDI MINE

Aurizon Mines Ltd. (TSX:ARZ; NYSE MKT:AZK) regrets to report that an employee of Dumas Contracting Ltd. was fatally injured this morning in an accident with his vehicle, underground at the Company’s Casa Berardi project. As a result of this accident, underground operations for the day and night shift have been suspended today while the Company works with Sureté de Québec, Dumas and representatives of the CSST (Workplace Health and Safety Commission of Quebec) to determine the cause of the accident.

“The family of the Dumas Contracting employee has been notified, and our thoughts are with them at this time”, said George Paspalas, President and Chief Executive Officer.

FOR MORE INFORMATION CONTACT:

Aurizon Mines Ltd.
George Paspalas, President & CEO – 604-687-6600
Martin Bergeron, Vice President Operations – 819-874-4511
Investor Relations: Jennifer.north@aurizon.com
Telephone: 604-687-6600 Fax: 604-687-3932
Toll Free: 1-800-411-GOLD (4653)
Email: info@aurizon.com Website: www.aurizon.com